                                                                     Exhibit 3.1

                           CERTIFICATE OF AMENDMENT OF
                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             HEALTH CARE REIT, INC.

         Health Care REIT, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That at a meeting of Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and calling for the proposed amendment to be submitted for the approval of the Corporation's shareholders at the annual meeting of shareholders. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that Section 4 of the Second Restated Certificate of Incorporation shall be amended to read as follows:

                  The number of shares that the Corporation is authorized to issue and have outstanding is 150,000,000, consisting of 125,000,000 shares of common stock with par value of $1.00 per share (hereinafter referred to as the "Common Stock"), and 25,000,000 shares of preferred stock with par value of $1.00 per share (hereinafter referred to as the "Preferred Stock"), which Preferred Stock may be issued in one or more series and shall have the terms and conditions specified in a resolution or resolutions to be adopted by the Board of Directors of the Corporation.

         SECOND: That thereafter, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Erin C. Ibele, Vice President and Corporate Secretary and an authorized officer of the Corporation, this 5th of June, 2003.

                                           By:  /s/ Erin C. Ibele
                                               -------------------------------
                                                    Erin C. Ibele
                                                    Vice President and
                                                    Corporate Secretary